EXHIBIT 10.14
                             AETHLON MEDICAL, INC.

                              CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into effective as of October 1, 2003 by and between AETHLON MEDICAL, INC. located at 7825 Fay Avenue, La Jolla, California 92037 USA, ("Aethlon") and Jean-Claude CHERMANN, PhD (the "Consultant") located at Centre de Vie Agora, Batiment C, B.P. 1055, Z.I. de Paluds, 13781 Aubange Cedex, France.

1. CONSULTING RELATIONSHIP. During the terms of this agreement, the Consultant will act as a science advisor in connection with advancing the development of Aethlon's HIV-Hemopurifier Technology. The Consultant shall use reasonable efforts to provide these services in a manner that provides benefit to Aethlon. If the services provided by the Consultant under this agreement exceed more than 20 hours per month, the Consultant shall request and negotiate additional compensation from Aethlon. The Consultant has also agreed to participate as a member of Aethlon's Science Advisory Board. In this regard, the Consultant shall also receive the compensation that is rewarded to each Aethlon Science Advisory Board Member. The Consultant also agrees that this relationship provides no rights or interest in Aethlon's HIV-Hemopurifier technology.

2. CONSIDERATION. As consideration of Services to be provided by Consultant, Aethlon shall compensate the Consultant at a rate of Three Thousand Five Hundred U.S. Dollars ($3,500.00) per month. At the discretion of the Aethlon Medical management, the Consultant may also be eligible for bonus consideration.

3. EXPENSES. Consultant shall not be authorized to incur on behalf of Aethlon any expenses, without the prior written consent of Aethlon Medical

4. TERMS AND TERMINATION. Consultant shall provide the Services to Aethlon on a month-to-month basis until terminated by either party with thirty
         (30) days advance notice.

5. INDEPENDENT CONTRACTOR. Consultant's relationship with Aethlon will be that of independent contractor and not that of an employee. Consultant will not be eligible for any employee benefits, nor will Aethlon make deductions from payment made to Consultant for taxes, which will be the Consultant's responsibility Consultant will have no authority to enter into contracts that bind Aethlon or create obligations on the part of Aethlon without the prior written authorization of Aethlon.

6.       MISCELLANEOUS.

         A. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties.

         B. DISPUTES. The initial attempt to resolve any disputes or claim arising in connection with this Agreement shall first be negotiated between the parties over a glass of wine at the Restaurant Nino in the port of Cassis, France.

         The parties have executed this Agreement as of the date first set forth above.

AETHLON MEDICAL, INC.

By: /s/ James A. Joyce
    ---------------------------
    Name:  James A Joyce
    Title: Chairman, CEO


CONSULTANT

Jean-Claude CHERMANN, PhD

     /s/ Jean-Claude Chermann, PhD